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                        DELAWARE GROUP PREMIUM FUND, INC.
              AMENDED AND RESTATED SHAREHOLDERS SERVICES AGREEMENT


         THIS AGREEMENT, made as of this 1st day of May, 1999 by and between DELAWARE GROUP PREMIUM FUND, INC. (the "Fund"), a Maryland Corporation, for the AGGRESSIVE GROWTH SERIES, the CAPITAL RESERVES SERIES, the CONVERTIBLE SECURITIES SERIES, the DELAWARE BALANCED SERIES, the DELCAP SERIES, the DELCHESTER SERIES, the DEVON SERIES, the EMERGING MARKETS SERIES, the GLOBAL BOND SERIES, the GROWTH AND INCOME SERIES, the INTERNATIONAL EQUITY SERIES, the REIT SERIES the SMALL CAP VALUE SERIES, the SOCIAL AWARENESS SERIES, the STRATEGIC INCOME SERIES and the TREND SERIES, (collectively "the Series"), and DELAWARE SERVICE COMPANY, INC. ("DSC"), a Delaware Corporation, each having its principal office and place of business at 1818 Market Street, Philadelphia, Pennsylvania 19103.

                              W I T N E S S E T H:

         WHEREAS, the Investment Management Agreements between the Fund and Delaware Management Company, a series of Delaware Management Business Trust, provide that the Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock, including issuance and redemption of shares; reports and notices to stockholders; calling and holding of stockholder meetings; miscellaneous office expenses; brokerage commissions; legal and accounting fees; taxes; and federal and state registration fees; and

         WHEREAS, the Fund and DSC desire to have a written agreement concerning the performance of the foregoing services and providing compensation therefor; and

         WHEREAS, the Fund and DSC previously entered into an Amended and Restated Shareholder Services Agreement dated May 1, 1997; and

         WHEREAS, the Fund and DSC desired to amend and restate their Amended and Restated Shareholder Services Agreement as of May 1, 1998 to include the Fund's REIT Series.

         WHEREAS, the Fund and DSC previously entered into an Amended and Restated Shareholder Services Agreement dated May 1, 1998 and

         WHEREAS, the Fund and DSC desire to amend and restate their Amended and Restated Shareholder Services Agreement as of May 1, 1999 to include the Fund's Aggressive Growth Series.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending legally to be bound, it is agreed:

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                             I. APPOINTMENT AS AGENT

         1.1 The Fund hereby appoints DSC Shareholder Services Agent for the Series to provide as agent for the Fund services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent and DSC hereby accepts such appointment and agrees to provide the Fund, as its agent, the services described herein.

         1.2 The Fund shall pay DSC and DSC shall accept, for the services provided hereunder, the compensation provided for in Section VIII hereof. The Fund also shall reimburse DSC for expenses incurred or advanced by it for the Fund in connection with its services hereunder.

                                II. DOCUMENTATION

         2.1 The Fund represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of, and DSC represents that it has received from the Fund (or is otherwise familiar with), the following documents:

             (a) The Articles of Incorporation or other documents the Fund's form of organization and any current amendments or supplements thereto.

             (b) The By-Laws of the Fund;

             (c) Any resolution or other action of the Fund or the Board of Directors of the Fund establishing or affecting the rights, privileges or other status of each class or series of shares of the Fund, including those relating to the Series or altering or abolishing each such class or series;

             (d) A certified copy of a resolution of the Board of Directors of the Fund appointing DSC as Shareholder Services Agent for the Series and authorizing the execution of this Agreement;

             (e) The forms of share certificates of the Series in the forms approved by the Board of Directors of the Fund;

             (f) A copy of the Fund's currently effective Prospectuses and Statement of Additional Information under the Securities Act of 1933, if effective;

             (g) Copies of all account application forms and other documents relating to stockholder accounts in the Series;

             (h) Copies of documents relating to Plans of the Fund for the purchase, sale or repurchase of its shares, including periodic payment or withdrawal plans, reinvestment plans or retirement plans;

             (i) Any opinion of counsel to the Fund relating to the authorization and validity of the shares of the Series issued or proposed to be issued under the law of the State of the Fund's organization, including the status thereof under any applicable securities laws;

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             (j) A certified copy of any resolution of the Board of Directors of the Fund authorizing any person to give instructions to DSC under this Agreement (with a specimen signature of such person if not already provided), setting forth the scope of such authority; and

             (k) Any amendment, revocation or other documents altering, adding, qualifying or repealing any document or authority called for under this Section 2.1.

         2.2 The Fund and DSC may consult as to forms or documents that may be required in performing services hereunder.

         2.3 The Fund shall provide or make available to DSC a certified copy of any resolution of the stockholders or the Board of Directors of the Fund providing for a dividend, capital gains distribution, distribution of capital, stock dividend, stock split or other similar action affecting the authorization or issuance of shares of the Series or the payment of dividends.

         2.4 In the case of any recapitalization or other capital adjustment requiring a change in the form of stock certificates or the books recording the same, the Fund shall deliver or make available to DSC:

         (a) A certified copy of any document authorizing or effecting such change;

         (b) Written instructions from an authorized officer implementing such change; and

         (c) An opinion of counsel to the Fund as to the validity of such action, if requested by DSC.

         2.5 The Fund warrants the following:

         (a) The Fund is, or will be, a properly registered investment company under the Investment Company Act of 1940 and any and all Series' shares which it issues will be properly registered and lawfully issued under applicable federal and state laws.

         (b) The provisions of this contract do not violate the terms of any instrument by which the Fund is bound; nor do they violate any law or regulation of any body having jurisdiction over the Fund or its property.

         2.6 DSC warrants the following:

         (a) DSC is and will be properly registered as a transfer agent under the Securities Exchange Act of 1934 and is duly authorized to serve, and may lawfully serve as such.

         (b) The provisions of this contract do not violate the terms of any instrument by which DSC is bound; nor do they violate any law or regulation of any body having jurisdiction over DSC or its property.

                             III. STOCK CERTIFICATES

         3.1 The Fund shall furnish or authorize DSC to obtain, at the Fund's expense, a sufficient supply of blank stock certificates for the Series, and from time to time will replenish such supply upon the request of DSC. The Fund agrees to indemnify and exonerate, save and hold DSC harmless, from and against any and all claims or demands that may be asserted against DSC concerning the genuineness of any stock certificate supplied to DSC pursuant to this Section.

         3.2 DSC shall safeguard, and shall account to the Fund, upon its demand for, all such stock certificates: (a) as issued, showing to whom issued, or (b) as unissued, establishing the safekeeping, cancellation or destruction thereof.

         3.3 The Fund shall promptly inform DSC in writing of any change in the officers authorized to sign stock certificates or in the form thereof. If an officer whose manual or facsimile signature is affixed to any blank share certificate shall die, resign or be removed prior to the issuance of such certificate, DSC may nevertheless issue such certificate notwithstanding such death, resignation or removal, and the Fund shall with respect thereto promptly provide to DSC any approval, adoption or ratification as may be required by DSC.

                               IV. TRANSFER AGENT

         4.1 As Transfer Agent for the Fund, DSC shall issue, redeem and transfer shares of the Series, and, in connection therewith but not in limitation thereof, it shall:

             (a) Upon receipt of authority to issue shares, determine the total shares to be issued and issue such shares by crediting shares to accounts created and maintained in the registration forms provided; as applicable, prepare, issue and deliver stock certificates.

             (b) Upon proper transfer authorization, transfer shares by debiting transferor-stockholder accounts and crediting such shares to accounts created and/or maintained for transferee-stockholders; if applicable, issue and/or cancel stock certificates.

             (c) Upon proper redemption authorization, determine the total shares redeemed and to be redeemed; determine the total redemption payments made and to be made; redeem shares by debiting stockholder accounts; as applicable receive and cancel stock certificates for shares redeemed; and remit or cause to be remitted the redemption proceeds to stockholders.

             (d) Create and maintain accounts; reconcile and control cash due and paid, shares issued and to be issued, cash remitted and to be remitted and shares debited and credited to accounts; provide such notices, instructions or authorizations as the Fund may require.

         4.2 DSC shall not be required to issue, transfer or redeem Series' shares upon receipt of DSC from the Fund, or from any federal or state regulatory agency or authority, written notice that the issuance, transfer or redemption of Series' shares has been suspended or discontinued.

                          V. DIVIDEND DISBURSING AGENT

         5.1 As Dividend Disbursing Agent for the Fund, DSC shall disburse and cause to be disbursed to stockholders of each Series dividends, capital gains distributions or any payments from other sources as directed by the Fund. In connection therewith, but not in the limitation thereof, DSC shall:

             (a) Calculate the total disbursement due and payable and the disbursement to each stockholder as to shares owned, in accordance with the Fund's authorization.

             (b) Calculate the total disbursements for each stockholder, as aforesaid, to be disbursed in cash; prepare and mail checks therefor.

             (c) Calculate the total disbursement for each stockholder of each Series, as aforesaid, for which Series' shares are to be issued and authorized and instruct the issuance of Series' shares therefor in accordance with Section IV hereof.

             (d) Prepare and mail or deliver such forms and notices pertaining to disbursements as required by federal or state authority.

             (e) Create and maintain records, reconcile and control disbursements to be made and made, both as to cash and shares, as aforesaid; provide such notices, instruction or authorization as the Fund may require.

         5.2 DSC shall not be required to make any disbursement upon the receipt of DSC from the Fund, or from any federal or state agency or authority, written notice that such disbursement shall not be made.

                         VI. SHAREHOLDER SERVICING AGENT

         6.1 As Shareholder Servicing Agent for the Fund, DSC shall provide those services ancillary to, but in implementation of, the services provided under Sections I through V hereof, and those generally defined and accepted as shareholder services. In connection therewith, but not in limitation thereof, DSC shall:

             (a) Except where instructed in writing by the Fund not to do so, and where in compliance with applicable law, accept orders on behalf of the Fund; receive and process investments and applications; remit to the Fund or its custodian payments for shares acquired and to be issued; and direct the issuance of shares in accordance with Section IV hereof.

             (b) Receive, record and respond to communications of stockholders and their agents.

             (c) As instructed by the Fund, prepare and mail stockholder account information, mail Series stockholder reports and Series prospectuses.

             (d) Prepare and mail proxies and material for Fund stockholder meetings, receive and process proxies from stockholders, and deliver such proxies as directed by the Fund.

             (e) Administer investment plans offered by the Fund to investors and stockholders of each Series, including retirement plans, including activities not otherwise provided in Sections I through V of this Agreement.

                           VII. PERFORMANCE OF DUTIES

         7.1 The parties hereto intend that Series stockholders and their stockholdings shall be confidential, and any information relating thereto shall be released by DSC only to those persons or authorities who DSC has reason to believe are authorized to receive such information; or, as instructed by the Fund.

         7.2 DSC may, in performing this Agreement, require the Fund or the Fund's distributor to provide it with an adequate number of copies of prospectuses, reports or other documents required to be furnished to investors or stockholders.

         7.3 DSC may request or receive instructions from the Fund and may, at the Fund's expense, consult with counsel for the Fund or its own counsel with respect to any matter arising in connection with the performance of its duties hereunder, and shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or opinions of counsel.

         7.4 DSC shall maintain reasonable insurance coverage for errors and omissions and reasonable bond coverage for fraud.

         7.5 Upon notice thereof to the Fund, DSC may employ others to provide services to DSC in its performance of this Agreement.

         7.6 Personnel and facilities of DSC used to perform services hereunder may be used to perform similar services to other funds in the Delaware Investments family and to others, and may be used to perform other services for the Fund, the other funds in the Delaware Investments family and others.

         7.7 DSC shall provide its services as transfer agent hereunder in accordance with Section 17 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Further, the parties intend that the processes, procedures, safeguards and controls employed should be those generally applied and accepted for the type services provided hereunder by other institutions providing the same or similar services, and, those which should provide efficient, safe and economical services so as to promote promptness and accuracy and to maintain the integrity of the Fund's records.

         7.8 The Fund and DSC may, from time to time, set forth in writing Guidelines For Selective Procedures to be applicable to the services hereunder.

                               VIII. COMPENSATION

         8.1 The Fund and DSC acknowledge that because DSC has common ownership and close management ties with the Fund's investment advisor and the Fund's distributor and serves the other funds in the Delaware Investments family (DSC having been originally established to provide the services hereunder for the funds in the Delaware Investments family), advantages and benefits to the Fund in the employment of DSC hereunder can be available which may not generally be available to it from others providing similar services.


         8.2 The Fund and DSC further acknowledge that the compensation by the Fund to DSC is intended to induce DSC to provide services under this Agreement of a nature and quality which the Board of Directors of the Fund, including a majority who are not parties to this Agreement or interested persons of the parties hereto, has determined after due consideration to be necessary for the conduct of the business of the Fund, in the best interests of the Fund, the Series and their stockholders.

         8.3 Compensation by the Fund to DSC hereunder shall be determined in accordance with Schedule A hereto as it shall be amended from time to time as provided for herein and which is incorporated herein as a part hereof.

         8.4 Compensation as provided in Schedule A shall be reviewed and approved in the manner set forth in Section 10.1 hereof by the Board of Directors of the Fund at least annually and may be reviewed and approved more frequently at the request of either party. The Board may request, and DSC shall provide, such information as the Board may reasonably require to evaluate the basis of and approve the compensation.

                              IX. STANDARD OF CARE

         9.1 The Fund acknowledges that DSC shall not be liable for, and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the performance of its duties under this Agreement, agrees to indemnify DSC against, any claim or deficiency arising from the performance of DSC's duties hereunder, including DSC's costs, counsel fees and expenses incurred in investigating or defending any such claim or any administrative or other proceeding, and acknowledges that any risk of loss or damage arising from the conduct of the Fund's affairs in accordance herewith or in accordance with Guidelines or instructions given hereunder, shall be borne by the Fund.

                              X. CONTRACTUAL STATUS

         10.1 This Agreement shall be executed and become effective on the date first written above if approved by a vote of the Board of Directors of the Fund, including an affirmative vote of a majority of the non-interested members of the Board, cast in person at a meeting called for the purpose of voting on such approval. It shall continue in effect for an indeterminate period, and is subject to termination on sixty (60) days' notice by either party unless earlier terminated or amended by agreement among the parties. Compensation under this Agreement shall require approval by a majority vote of the Board of Directors of the Fund, including an affirmative vote of the majority of the non-interested members of the Board cast in person at a meeting called for the purpose of voting on such approval.

         10.2 This Agreement may not be assigned without the approval of the Fund.

         10.3 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 1st day of May, 1999.


                                       DELAWARE SERVICE COMPANY, INC.



ATTEST: /s/David P. O'Connor           By: /s/David K. Downes
        --------------------------         ----------------------------------
           Name:                           Name:
           Title:                          Title:



                                       DELAWARE GROUP PREMIUM FUND, INC.

                                       for the AGGRESSIVE GROWTH SERIES, the
                                               CAPITAL RESERVES SERIES, the
                                               CONVERTIBLE SECURITIES SERIES,
                                               the DELAWARE BALANCED SERIES,
                                               the DELCAP SERIES, the DELCHESTER
                                               SERIES, the DEVON SERIES, the
                                               EMERGING MARKETS SERIES, the
                                               GLOBAL BOND SERIES, the GROWTH
                                               AND INCOME SERIES, the
                                               INTERNATIONAL EQUITY SERIES, the
                                               REIT SERIES the SMALL CAP VALUE
                                               SERIES, the SOCIAL AWARENESS
                                               SERIES, the STRATEGIC INCOME
                                               SERIES and the TREND SERIES



ATTEST: /s/Michael T. Pellegrino       By: /s/Wayne A. Stork
        --------------------------         ---------------------------
        Name: Michael T. Pellegrino    Name:  Wayne A. Stork
        Title:                         Title:

                                   SCHEDULE A
                                   ----------

                         SHAREHOLDERS SERVICES AGREEMENT

                              COMPENSATION SCHEDULE

                      DELAWARE INVESTMENTS FAMILY OF FUNDS

                           EFFECTIVE ________________


1. Delaware Service Company, Inc. ("DSC") will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account and/or transaction, as may be applicable, for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. For the period commencing on January 1, 1999, the charge will consist of two charges for all the Funds in the Delaware Investments family, except the Delaware Group Premium Fund, Inc. and the Delaware Pooled Trust, Inc. (other than with respect to The Real Estate Investment Trust Portfolio effective October 14, 1997), an annual charge and a per transaction charge for each account on the transfer agent's records and each account on an automated retirement processing system. These charges are as follows:


     A. ANNUAL CHARGE
        -------------

        Daily Dividend Funds                        $11.00           Per Annum
        Other Funds                                 $5.50            Per Annum

        Merrill Lynch - Omnibus Accounts

        Regular Accounts                            $16.00           Per Annum
        Accounts with a Contingent
        Deferred Sales Charge                       $19.00           Per Annum

        Networked Accounts                          $3.00 - 6.00     Per Annum

                                   SCHEDULE A

                         SHAREHOLDERS SERVICES AGREEMENT

                              COMPENSATION SCHEDULE

                      DELAWARE INVESTMENTS FAMILY OF FUNDS

                                    CONTINUED


     B. TRANSACTION CHARGE

        Transaction                                         Charge
        -----------                                         ------
        1. Dividend Payment                                 $0.25

        2. New Account                                      $6.00

        3. Purchase:

           a. Wire                                          $8.00
           b. Automated                                     $1.50
           c. Other                                         $2.60

        4. Transfer                                         $8.00

        5. Certificate Issuance                             $4.00

        6. Liquidations

           a. Wires                                        $12.25
           b. Drafts                                        $0.75
           c. Money Market Regular                          $4.50
           d. Other Regular                                 $4.50

        7. Exchanges

           a. Dividend Exchanges                            $3.00
           b. Other                                        $10.00

4. For the period commencing January 1, 1999, DSC's compensation for providing services to the Delaware Group Premium Fund, Inc. (the "Premium Fund") will be $50,000 annually. DSC will bill, and the Premium Fund will pay, such compensation monthly, allocated among the current Series of the Premium Fund based on the relative percentage of assets of each Series at the time of billing and adjusted appropriately to reflect the length of time a particular Series is in operation during any billing period.

5. For the period commencing January 1, 1999, DSC's compensation for providing services to the Portfolios (other than The Real Estate Investment Trust Portfolio effective October 14, 1997) of Delaware Pooled Trust, Inc. (the "Trust") will be $25,000 annually. DSC will bill, and the Trust will pay, such compensation monthly allocated among the current Portfolios (other than The Real Estate Investment Trust Portfolio) of the Trust based on the relative percentage of assets of each Portfolio at the time of billing and adjusted appropriately to reflect the length of time a particular Portfolio is in operation during any billing period.